EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBISIDIARY	STATE OF INCORPORATION
Aerostar International, Inc.	South Dakota

GTH, Inc.	Minnesota
(formerly known as Glasstite, Inc.)